Ex 99.1
Atwood Oceanics, Inc. Announces New Senior Vice President and Chief Financial Officer

Houston, Texas
July 19, 2010

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE: ATW) Houston-based International Drilling Contractor (the “Company”), announced today that effective August 11, 2010, Mr. Mark L. Mey will be elected Senior Vice President and Chief Financial Officer.  Mr. James M. Holland, the Company’s current Senior Vice President and Chief Financial Officer, will retire from such positions as of the close of business August 10, 2010, but may continue as an employee of the Company to December 31, 2010, to provide for an appropriate transition.

From August 2005 to July 8, 2010, Mr. Mey was Senior Vice President and Chief Financial Officer of Scorpion Offshore Ltd.  Mr. Mey serves as a Director of Scorpion Offshore Ltd., but will resign prior to commencing employment with the Company.  Prior to joining Scorpion, Mr. Mey spent twelve years with Noble Corporation.  During his career at Noble, Mr. Mey served in various financial and operational capacities, most recently as Vice President and Treasurer.  Prior to joining Noble, Mr. Mey spent three years in financial consulting and four years in public accounting in the United States and South Africa.  Mr. Mey holds an Advanced Diploma in Accounting and a Bachelor of Commerce degree from the University of Port Elizabeth, South Africa and attended the Advanced Management Program at the Harvard Business School in 1998.  He is also a Chartered Accountant.  He is a resident of Houston, Texas.

Rob Saltiel, President and Chief Executive Officer, stated,“We welcome Mark to Atwood Oceanics and I am confident that he will play a significant role in the achievement of the Company’s growth and financial goals. Mark brings extensive experience in the offshore drilling industry and a strong financial background that will be of great value in strengthening our Company’s capabilities and furthering our pursuit of attractive growth opportunities.”

Separately, Mr. Saltiel said, “It has been a real pleasure working with Jim Holland. His contributions, integrity and dedication have helped Atwood navigate through extraordinary challenges and have positioned us well financially for our future.  On behalf of the Atwood management team and the Board of Directors, I thank Jim for his 33 years of service and wish him the best in his future endeavors”.  Mr. Holland joined the Company in 1977 and was appointed Senior Vice President and Chief Financial Officer in 1988.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental and industry regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission.
Contact: Jim Holland
(281) 749-7804